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                                                                  Exhibit 99(B)

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
[MORGAN STANLEY LOGO]                                     Morgan Stanley & Co. International Limited

                                                          20 Cabot Square
                                                          Canary Wharf
                                                          London E14 4QW

                                                          tel +44 (0)20 7425 8000
                                                          fax +44 (0)20 7425 8990
                                                          telex 8812564
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                            TERMS AGREEMENT NO. 2866
                    UNDER THE GLOBAL DEBT ISSUANCE FACILITY

April 11, 2005

International Bank for Reconstruction
and Development (the "BANK")
1818 H Street, N.W.
Washington, D.C. 20433


The undersigned agrees to purchase from you the Bank's US$10,000,000 Range Accrual Callable Notes due April 13, 2020 (the "NOTES") described in the Pricing Supplement relating thereto and dated as of the date hereof (the "PRICING SUPPLEMENT") at 11.00 a.m. (New York time) on April 13, 2005 (the "SETTLEMENT DATE") at an aggregate purchase price of US$10,000,000 (the "PURCHASE PRICE") (being the sum of 100.00 percent of the aggregate principal amount of the Notes) on the terms set forth herein and in the standard provisions, amended and restated as of October 7, 1997, relating to the issuance of Notes by the Bank (the "STANDARD PROVISIONS"), incorporated herein by reference. In so purchasing the Notes, the undersigned understands and agrees that it is not acting as an agent of the Bank in the sale of the Notes.

When used herein and in the Standard Provisions as so incorporated, the term "NOTES" refers to the Notes as defined herein. All other terms defined in the prospectus dated October 7, 1997 (the "PROSPECTUS"), the Pricing Supplement and the Standard Provisions shall have the same meaning when used herein.

The Bank represents and warrants to the undersigned that the representations, warranties and agreements of the Bank set forth in Section 2 of the Standard Provisions (with the "Prospectus" revised to read the "Prospectus as amended and supplemented with respect to Notes at the date hereof") are true and correct on the date hereof.

The obligation of the undersigned to purchase Notes hereunder is subject to the continued accuracy, on each date from the date hereof to and including the Settlement Date, of the Bank's representations and warranties contained in the Standard Provisions and to the Bank's performance and observance of all applicable covenants and agreements contained therein.

Subject to Section 5(h) of the Standard Provisions, the Bank certifies to the undersigned that, as of the Settlement Date, (i) the representations and warranties of the Bank contained in the Standard Provisions are true and correct as though made at and as of the Settlement Date, (ii) the Bank has performed all of its obligations under this Terms Agreement required to be performed or satisfied on or prior to the Settlement Date, and (iii) the Prospectus contains all material information relating to the assets and liabilities, financial position, and profits and losses of the Bank, and nothing has happened or is expected to happen which would require the Prospectus to be supplemented or updated.

The following additional terms shall apply to the offering:


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[MORGAN STANLEY LOGO]


1. The Bank agrees that it will issue the Notes and Morgan Stanley & Co. International Limited ("MORGAN STANLEY") agrees to purchase the Notes at the Purchase Price specified above (being equal to the issue price of 100.00 percent. of the aggregate principal amount of the Notes).

2. The Purchase Price specified above will be paid on the Settlement Date by Morgan Stanley (against delivery of the Notes to an account designated by Morgan Stanley) to Citibank, N.A. (DTC Account No. 2952) as Custodian for Cede & Co., as nominee for The Depository Trust Company, for transfer in immediately available funds to an account designated by the Bank.

3. The Bank hereby appoints the undersigned as a Dealer under the Standard Provisions solely for the purchase of the issue of Notes to which this Terms Agreement pertains. The undersigned shall be vested, solely with respect to this issue to Notes, with all authority, rights and powers of a Dealer purchasing Notes as principal set out in the Standard Provisions, a copy of which it acknowledges it has received, and this Terms Agreement. The undersigned acknowledges having received copies of the documents listed in Exhibit A to the Standard Provisions, which it has requested.

4. In consideration of the Bank appointing the undersigned as a Dealer solely with respect to this issue of Notes, the undersigned hereby undertakes for the benefit of the Bank that, in relation to this issue of Notes, it will perform and comply with all of the duties and obligations expressed to be assumed by a Dealer under the Standard Provisions.

5. Morgan Stanley agrees to pay all initial and ongoing costs and expenses of listing the Notes on the Luxembourg Stock Exchange (including the costs and expenses of the listing agent and for the notices required to be published in connection with the issue of the Notes).

6. The undersigned acknowledges that such appointment is limited to this particular issue of Notes and is not for any other issue of Notes of the Bank pursuant to the Standard Provisions and that such appointment will terminate upon issue of the relevant Notes, but without prejudice to any rights (including, without limitation, any indemnification rights), duties or obligations of the undersigned which have arisen prior to such termination.

7.  For purposes hereof, the notice details of the undersigned are as follows:

    Morgan Stanley & Co. International Limited
    25 Cabot Square
    Canary Wharf
    London E14 4QA

    Attention: Global Capital Markets - Head of Transaction Management Group

    Telephone    +44 (0)20 7677 7799
    Telex:       8812564 MORSTN G
    Fax:         +44 (0)20 7677 7999

8. All notices and other communications hereunder shall be in writing and shall be transmitted in accordance with Section 9 of the Standard Provisions.


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[MORGAN STANLEY LOGO]


9. This Terms Agreement shall be governed by, and construed in accordance with, the laws of New York.

10. This Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts together shall constitute one and the same instrument.




MORGAN STANLEY & CO. INTERNATIONAL LIMITED

By:      /s/ JAMES WALTER

Name:    James Walter

Title:   Vice President

CONFIRMED AND ACCEPTED, as of the
date first written above:

INTERNATIONAL BANK FOR RECONSTRUCTION
AND DEVELOPMENT

By:

Name:

Title:






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